Exhibit 1A-11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 1-A/A of our report dated April 8, 2020, relating to the financial statements of CannAssist International Corp., as of December 31, 2019 and 2018 and to all references to our firm included in this Offering Statement.

Certified Public Accountants

Lakewood, CO

October 5, 2020